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                                                                Exhibit 12(a)(4)


                     HSBC ASSET MANAGEMENT (TAIWAN) LIMITED

                             Proxy Voting Guidelines

                              As of August 1, 2003


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                    HSBC ASSET MANAGEMENT (TAIWAN) LIMITED

                             Proxy Voting Guidelines

      HSBC Asset Management (Taiwan) Limited (the "Advisor") is an investment advisor registered with the U.S. Securities and Exchange Commission, that serves as the investment manager for the Taiwan Fund, Inc. (the "Fund") pursuant to a Securities Investment Trust-Investment Management and Custodian Contract dated August 22, 2001 (the "Management Contract") among the Fund, the Advisor and the International Commercial Bank of China, the Fund's Taiwan custodian.

      Under the Taiwan Regulations Governing Securities Investment Trust Fund Enterprises (the "SITE Regulations") and the Taiwan Rules Governing the Use of Proxies for Attendance at Shareholder Meetings of Public Companies (the "Proxy Rules"), the Advisor has the responsibility for exercising voting rights ("Voting Rights") on the shares of Taiwan companies held under the Management Contract, and the Fund has delegated to the Advisor the duty to exercise Voting Rights with respect to such shares. Under the SITE Regulations and the Proxy Rules, the Advisor must exercise the Voting Rights on behalf of the Fund in a manner which is in the best interests of the Fund; provided that the Advisor is required to vote in favor of proposals made or candidates for director or supervisor nominated by the Board of Directors of the company issuing the shares which are being voted (the "Issuing Company") unless the Advisor determines that there is unsound management of the Issuing Company which may cause damage to the interests of the Issuing Company or its shareholders ("Unsound Management"). If the Advisor determines that there is Unsound Management with respect to an the Issuing Company, the SITE Regulations and the Proxy Rules require that the shares at issue be voted in accordance with a resolution of the Board of Directors of the Advisor.


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      Under the U.S. Investment Advisors Act of 1940, the Advisor is a fiduciary that owes the Fund a duty of care and loyalty with respect to all services it undertakes on the Fund's behalf, including exercising Voting Rights. The Advisor is therefore subject to a fiduciary duty, within the confines of applicable Taiwan law, to exercise Voting Rights in a manner the Advisor believes is consistent with the Fund's best interests. In fulfilling its obligations to the Fund, the Advisor will seek to act in a manner that it believes is most likely to enhance the economic value of the underlying securities held for the Fund under the Management Contract.

Proxy Voting Committee

      In light of these fiduciary duties, and given the complexity of the issues that may arise in connection with the exercise of Voting Rights, the Advisor has formed a Proxy Voting Committee (the "Committee") to address issues on behalf of the Advisor relating to the exercise of Voting Rights.

Scope of Committee Responsibilities

      The Committee shall have responsibility for determining how to exercise Voting Rights. In doing so, the Committee will seek to ensure that Voting Rights are exercised in the best interests of the Fund, and that Voting Rights are exercised in a manner free from unwarranted influences.

      The Committee shall also establish the Advisor policies with respect to Voting Rights, with such advice, participation and research as the Committee deems appropriate from Portfolio Managers or other knowledgeable interested parties. The Committee shall be responsible for determining how the Voting Rights policies will be applied to specific votes, in light of each Issuing Company's unique structure, management, strategic options and probable economic consequences of alternative actions.


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      In view of the requirements of Taiwan law with respect to the exercise of
Voting Rights, the Committee's primary focus will be on determining whether or not voting in favor of proposals made by an Issuing Company's Board of Directors or management are consistent with the best interests of the Fund as a shareholder. In circumstances where the Committee determines that voting in favor of such a proposal (or a proposal supported by the Issuing Company's Board of Directors) is consistent with the best interests of the Fund as a shareholder, the Committee will cause the Advisor to exercise the Voting Rights in favor of the proposal following applicable Taiwan legal and voting procedures. In circumstances where the Committee determines that voting shares in favor of a proposal is clearly not in the best interests of the Fund as a shareholder, the Committee will present the matter to the Board of Directors of the Advisor in a timely manner with a recommendation that the Board of Directors adopt a resolution authorizing the Advisor to vote against the proposal based on the fact that the proposal reflects Unsound Management. The Advisor believes that any circumstance where the Board of Directors or management of an Issuing Company makes or supports a proposal submitted to a shareholder vote which is clearly not in the best interests of shareholders reflects Unsound Management.

      The Committee will adopt policies with respect to recurring shareholder voting matters, such as the election of directors and supervisors, which it generally will follow with respect to these recurring matters and which are attached to these voting guidelines. The Committee may, however, determine that the subject matter of a proposal is not suitable for general voting guidelines and requires a case-by-case determination. The Advisor believes that certain Voting Rights issues require investment analysis -- such as approval of mergers and other significant corporate transactions -- akin to investment decisions, and are therefore not suitable for general guidelines.

      Pursuant to Article 44 of the SITE Regulations, prior to voting at a shareholder meeting of an Issuing Company in which the Fund holds shares, the Committee will prepare a written

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report describing the assessment and analysis process used in determining how to exercise the Voting Rights. In addition, if Voting Rights are exercised pursuant to a resolution of the Advisor's Board of Directors, a written report of the exercise of Voting Rights will be submitted to the Board after the shareholder meeting.

      The Committee shall obtain copies of shareholder meeting notifications and attendance cards and shall retain a written record of the exercise of Voting Rights by the Advisor and the results of the voting. This record shall be kept in consecutive order in files which shall be maintained for at least five years after the shareholder meeting.

Committee Membership

      The Committee will be chaired by the Chief Investment Officer of the Advisor responsible for the investment of the Fund's securities. The Committee shall also include the deputy portfolio manager for the Fund, the Advisor's senior compliance officer and such other personnel with investment and/or relevant experience as the Chief Investment Officer deems appropriate. No employee of the Advisor whose responsibilities relate primarily to marketing or sales, and no person with any investment banking, trading, retail brokerage or research responsibilities for the Advisor's affiliates may serve as a member of the Committee or participate in its decision-making.

Circumstances Involving Conflicts of Interest

      In circumstances where the exercise of Voting Rights involves an actual or apparent conflict of interest involving the Advisor or any of the Advisor's affiliates, the decision regarding the exercise of Voting Rights will be made exclusively by members of the Committee who have no personal involvement with or relationship to the matter which produces the conflict of interest. For example, if an Issuing Company is an investment advisory client of the Advisor, no individual associated with the Advisor who has any relationship or involvement with providing

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advisory services to the Issuing Company shall participate in the decision with respect to the exercise of those Voting Rights.




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                                 VOTING POLICIES

      The Committee will analyze each exercise of Voting Rights individually. The Committee has adopted the following voting guidelines, which represent the Committee's usual voting position on certain recurring Voting Rights issues that do not involve unusual circumstances. With respect to any Voting Rights issue, however, the Committee may vote differently than a voting guideline if the Committee determines that doing so is in the best interests of the Fund.

      (a)   Board of Directors

      The Committee's general policy is to vote for nominees for director in uncontested elections, except for nominees which have demonstrably poor records of representing shareholder interests.

      (b)   Auditors

      The Committee's general policy is to vote for approval of independent auditors, except for

      - Auditors that have a financial interest in, or material association with, the Issuing Company they are auditing, and are therefore believed not to be independent.

      - Auditors who have rendered an opinion to any company which is either not consistent with best accounting practices or indicative of the company's financial situation.

      (c)   Compensation and Benefits

      The Committee's general policy is to recommend a vote against proposals regarding compensation and benefits for senior executive officers and directors of issuing companies which are clearly in excess of levels of compensation and benefits provided typically by Taiwan companies in similar circumstances.



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